Exhibit 4.3
Execution Version
VOTING AGREEMENT

i

VOTING AGREEMENT
     THIS VOTING AGREEMENT is made and entered into as of this 13th day of January, 2011, by and among Myriant Technologies, Inc., a Delaware corporation (the “Company”), each holder of the Company’s Class A Common Stock, US$0.0001 par value per share (“Class A Common Stock”), and Class B Common Stock, US$0.0001 par value per share (“Class B Common Stock”), listed on Schedule A (the “Investors”), and those certain stockholders of the Company listed on Schedule B (the "Key Common Holders” and together collectively with the Investors, the “Stockholders”).
RECITALS
     A. Concurrently with the execution of this Agreement, the Company and the Investors that are holders of the Class A Common Stock are entering into a Class A Common Stock Purchase Agreement (the “Purchase Agreement”) providing for the issuance of shares of the Class A Common Stock.
     B. Concurrently with the execution of this Agreement, the Company and the Investors that are holders of the Class B Common Stock are entering into a Debt Conversion Agreement (the “Conversion Agreement”) providing for the issuance of shares of the Class B Common Stock.
     C. In connection with the entering into of the Purchase Agreement and the Conversion Agreement, the parties desire to provide the Investors with the right, among other rights, to designate the election of certain members of the Board of Directors of the Company (the “Board”) in accordance with the terms of this Agreement.
     D. The Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) provides that: (a) the holders of record of the shares of the Class A Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Company (the “Class A Common Directors”); (b) the holders of record of the shares of Class B Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Company (the “Class B Common Directors”); and (c) the holders of record of the shares of the Class A Common Stock and the Class B Common Stock, voting together as a separate class, shall be entitled to elect one (1) director of the Company (the “Independent Director”).
     E. The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted on or tendered in connection with (i) an acquisition of the Company and (ii) the authorization of additional shares of Common Stock of the Company.
     NOW, THEREFORE, the parties agree as follows:
     1. Voting Provisions Regarding Board of Directors.
          1.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors and may be increased or decreased only with the prior written consent of (a) PTT Chemical International Private Limited (“PTTCH”) or (b) the approval of the Board, including the affirmative vote of at least one (1) Class A Common Director designated by PTTCH. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for election of directors, including without limitation, all shares of Common Stock, Class A Common Stock, and Class B Common Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.
          1.2 Board Composition. Each Stockholder agrees to vote, or cause to be voted (to the extent so entitled), all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:
               (a) Three (3) persons designated by PTTCH (the “PTTCH Designees”) as the Class A Common Directors, for so long as such Stockholder and its Affiliates continue to own beneficially at least ten percent (10%) of the number of shares of Class A Common Stock it acquires pursuant to the Purchase Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock), which individuals will initially be Puntip Oungpasuk, Narongsak Jivakanun and Thitipong Jurapornsiridee;
               (b) One (1) person designated by Norwood LDK, LLC (the “Norwood Designee”), for so long as such Stockholder and its Affiliates continue to own beneficially at least ten percent (10%) of the number of shares of Class B Common Stock it acquires pursuant to the Conversion Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class B Common Stock), which individual will initially be Stephen J. Gatto;
               (c) One (1) person designated by Plainfield Direct LLC (the “Plainfield Designee”), for so long as such Stockholder and its Affiliates continue to own beneficially at least ten percent (10%) of the number of shares of Class B Common Stock it acquires pursuant to the Conversion Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class B Common Stock), which individual will initially be Keith Carter;
               (d) One (1) person designated by Green Chem Second Edition, LLC (the “Green Chem Designee”), for so long as such Stockholder and its Affiliates continue to own beneficially at least ten percent (10%) of the number of shares of Class B Common Stock it acquires pursuant to the Conversion Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class B Common Stock), which individual will initially be Steven M. Sisselman; and
               (e) One (1) person as the Independent Director who will be an individual not otherwise an Affiliate of the Company who is mutually acceptable to and nominated by PTTCH, on the one hand, and Norwood LDK, LLC, Plainfield Direct LLC and Green Chem Second Edition, LLC, on the other hand, and who shall have the appropriate expertise and experience in the relevant industry that can enhance the business of the Company.
     To the extent that any of clauses (a) through (e) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Restated Certificate.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an "Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
          1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.
          1.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted (to the extent so entitled), all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:
               (a) no director elected pursuant to Subsections 1.2 or 1.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of at least a majority of the shares of stock, entitled under Subsection 1.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Subsection 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat;
               (b) any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1;
               (c) upon the request of any party entitled to designate a director as provided in Subsection 1.2(a) or 1.2(b) to remove such director, such director shall be removed; and
               (d) All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.
          1.5 No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.
     2. Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Class A Common Stock and Class B Common Stock outstanding at any given time.
     3. Drag-Along Right.
          3.1 Definitions. A “Sale of the Company” shall mean a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

          3.2 Actions to be Taken. In the event that (i) at least a majority of the Board (including at least two of the Class A Common Directors designated by PTTCH and at least two of the Class B Common Directors) and (ii) the holders of at least a majority of the Class A Common Stock and Class B Common Stock held by the Investors (including PTTCH) approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, then each Stockholder hereby agrees:
          (a) if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;
          (b) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the selling Investors in order to carry out the terms and provisions of this Section 3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;
          (c) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;
          (d) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and
          (e) if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.
          3.3 Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Subsection 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:
               (a) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;
               (b) upon the consummation of the Proposed Sale, (A) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their Shares of such same class or series of stock and (B) each holder of a class of Common Stock will receive the same amount of consideration per share of such class of Common Stock as is received by other holders in respect of their Shares of such same class; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and
               (c) subject to clause (b) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Subsection 3.3(c) shall entitle any Stockholder to receive any form of consideration that such Stockholder would be ineligible to receive as a result of such Stockholder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.
     4. Remedies.
          4.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.
          4.2 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to seek an injunction to prevent breaches of this Agreement, and to seek specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.
          4.3 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     5. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of: (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the occurrence of a “Deemed Liquidation Event” as defined in the Restated Certificate; and (c) termination of this Agreement in accordance with Subsection 6.8 below.
     6. Miscellaneous.
          6.1 Additional Parties.
               (a) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Class A Common Stock or Class B Common Stock after the date hereof, any acquiror of such shares of Class A Common Stock or Class B Common Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder. In such case, Schedule A hereto may be amended by the Company to add such person without the consent of the other parties hereto.
               (b) In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Class A Common Stock or Class B Common Stock described in Subsection 6.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Key Common Holder and thereafter such person shall be deemed a Key Common Holder for all purposes under this Agreement. In such case, Schedule B hereto may be amended by the Company to add such person without the consent of the other parties hereto.
          6.2 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Common Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Subsection 6.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Subsection 6.12.
          6.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          6.4 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

          6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
          6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          6.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, provided, in either case, that the facsimile transmission is promptly confirmed by telephone, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.7. If notice is given to the Company, a copy shall also be sent to (a) DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California 94303-2215, USA, Attention: Curtis L. Mo, facsimile: 650-687-1170, email: curtis.mo@dlapiper.com and (b) Byron S. Kalogerou, McDermott Will & Emery, 28 State Street, 34th Floor, Boston, Massachusetts 02109-1775, USA, facsimile: 617-321-4605; email:bkalogerou@mwe.com. If notice is given to PTTCH, a copy shall also be given to Allen & Overy (Thailand) Co., Ltd., 22nd Floor Sindhorn Building Tower III, 130-132 Wireless Road, Lumpini Pathumwan, Bangkok 10330, Thailand, Attention: Arkrapol Pichedvanichok, facsimile: +66 (0)2 263 7699, email: arkrapol.pichedvanichok@allenovery.com.
          6.8 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by: (a) the Company; (b) the Key Common Holders holding a majority of the Shares then held collectively by the Key Common Holders; and (c) the holders of at least a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Class A Common Stock and Class B Common Stock held collectively by the Investors (voting as a single class and on an as-converted basis). Notwithstanding the foregoing:
               (a) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Key Common Holder without the written consent of such Key Common Holder unless such amendment, termination or waiver applies to all Key Common Holders in the same fashion;
               (b) the consent of the Key Common Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Key Common Holders hereunder or (B) does not adversely affect the rights of the Key Common Holders in a manner that is different than the effect on the rights of the other parties hereto;
               (c) Schedule A and Schedule B hereto may be amended by the Company from time to time in accordance with Subsection 6.1 to add information regarding additional parties without the consent of the other parties hereto;

               (d) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and
               (e) Subsections 1.2(a) and 1.4 of this Agreement as it relates to the PTTCH Designees shall not be amended or waived without the written consent of PTTCH; Subsections 1.2(b) and 1.4 of this Agreement as it relates to the Norwood Designee shall not be amended or waived without the written consent of Norwood LDK, LLC; Subsections 1.2(c) and 1.4 of this Agreement as it relates to the Plainfield Designee shall not be amended or waived without the written consent of Plainfield Direct LLC; and Subsections 1.2(d) and 1.4 of this Agreement as it relates to the Green Chem Designee shall not be amended or waived without the written consent of Green Chem Second Edition, LLC.
The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Subsection 6.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Subsection 6.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.
          6.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
          6.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
          6.11 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
          6.12 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Subsection 6.12, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Subsection 6.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.
          6.13 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Subsection 6.12.
          6.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to this Agreement need not make explicit reference to the terms of this Agreement.
          6.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
          6.16 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the International Commercial Arbitration Rules then in effect. There shall be one (1) arbitrator mutually agreed upon by the parties from the names of potential arbitrators proposed by the AAA. If no agreement on the sole arbitrator can be reached within thirty (30) days after names of potential arbitrators have been proposed by the AAA, then the AAA shall select the sole arbitrator, who shall have at least ten (10) years experience in corporate finance transactions of the type provided for in this Agreement. The arbitration shall take place in New York, New York, and any award shall be final and binding and judgment thereon may be entered in any court having jurisdiction thereof. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.
          6.17 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.
          6.18 Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
          6.19 Spousal Consent. If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY: MYRIANT TECHNOLOGIES, INC.
By:	/s/ Stephen J. Gatto
Stephen J. Gatto
Chairman and CEO Address: 1 Pinehill Drive Batterymarch Park II, Suite 301 Quincy, MA 02169-4801 Facsimile: (617) 657-5210 Email: sgatto@myriant.com

KEY COMMON HOLDERS: NORWOOD LDK, LLC
By:	/s/ Stephen J. Gatto
	Name:	Stephen J. Gatto
	Title:	President

ITERA ETHANOL, LLC
By:	/s/ Steven M. Sisselman
	Name:	Steven M. Sisselman
	Title:	President

CAMULOS BIOENERGY PARTNERS LLC
By:	/s/ Michael Iuliano
	Name:	Michael Iuliano
	Title:	Authorized Signatory

SIGNATURE PAGE TO MYRIANT TECHNOLOGIES, INC. VOTING AGREEMENT

INVESTORS: PTT CHEMICAL INTERNATIONAL PRIVATE LIMITED
By:	/s/ Narongsak Jivakanun
	Name:	Narongsak Jivakanun
	Title:	Chief Executive Officer

GREEN CHEM HOLDINGS, LLC
By:	/s/ Steven M. Sisselman
	Name:	Steven M. Sisselman
	Title:	President

GREEN CHEM SECOND EDITION, LLC
By:	/s/ Steven M. Sisselman
	Name:	Steven M. Sisselman
	Title:	President

PLAINFIELD FINANCE II LLC
By:	/s/ Thomas X. Fritsch
	Name:	Thomas X. Fritsch
	Title:	Co-General Counsel

PLAINFIELD DIRECT LLC
By:	/s/ Thomas X. Fritsch
	Name:	Thomas X. Fritsch
	Title:	Co-General Counsel

STEPHEN J. GATTO
/s/ Stephen J. Gatto
SIGNATURE PAGE TO MYRIANT TECHNOLOGIES, INC. VOTING AGREEMENT

SCHEDULE A
INVESTORS

Name and Address	Number and Class of Shares Held
PTT Chemical International Private Limited 391B Orchard Road, #15-05/08 Ngee Ann City Tower B Singapore 238874 Attn: Mr. Narongsak Jivakanun Fax: +65.6.734.3397	11,214,953 Class A Common

Plainfield Direct LLC and Plainfield Finance II LLC c/o Plainfield Asset Management, LLC 333 Ludlow Street Stamford, CT 06902 Attn: James Healy Jim.healy@pfam.com Fax: 203.302.1779	2,846,870 Class B Common 3,504,370 Common (including warrants exercisable for Common Stock)

Green Chem Holdings, LLC 9995 Gate Parkway N., Suite 400 Jacksonville, FL 32246	82,942 Class B Common 147,820 Common

Green Chem Second Edition, LLC 9995 Gate Parkway N., Suite 400 Jacksonville, FL 32246	64,617 Class B Common 182,621 warrants exercisable for Common Stock

Stephen J. Gatto 1 Pinehill Drive Batterymark Park II, Suite 301 Quincy, MA 02169-5210 sgatto@myriant.com Fax: 617.657.5210	50,476 Class B Common 134,089 Common (including warrants exercisable for Common Stock)
Schedule A-1

SCHEDULE B
KEY COMMON HOLDERS

Name and Address	Number of Shares Held
Norwood LDK, LLC c/o Stephen Gatto 29 Royal Court Norwood, MA 02062	3,057,004 Common

Itera Ethanol, LLC 9995 Gate Parkway, Suite 400 Jacksonville, FL 32246	373,784 Common (including warrants exercisable for Common Stock)

Camulos BioEnergy Partners LLC Three Landmark Square, 4th Floor Stamford, CT 06901	251,043 Common (including warrants exercisable for Common Stock)
Schedule B-1

EXHIBIT A
ADOPTION AGREEMENT
     This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of January __, 2011 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.
     1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”)[ or options, warrants or other rights to purchase such Stock (the “Options”)], for one of the following reasons (Check the correct box):
☐	as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	as a transferee of Shares from a party in such party’s capacity as a “Key Common Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Common Holder” and a “Stockholder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Subsection 6.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	in accordance with Subsection 6.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.
     1.2 Agreement. Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.
     1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	MYRIANT TECHNOLOGIES, INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number:

A-1

EXHIBIT B
CONSENT OF SPOUSE
          I, [____________________], spouse of [______________], acknowledge that I have read the Voting Agreement, dated as of January __, 2011, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.
          I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.
          I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
[Name of Key Common Holder’s Spouse, if any]

B-1